Exhibit 16.1

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	MIT Holding, Inc. (fka Convention All Holdings, Inc.)
Commission file no: 333-13679

We have read and agree with the statements about us under Item 4.01 of the Form 8-K report dated June 26, 2007 regarding our firm.

We have no basis to agree or disagree with any other matters reported therein.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

June 27, 2007